Media Contact: Pam Schools
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pamela.schools@butamax.com

Butamax discusses biobutanol commercial activities including early adopter initiative

WILMINGTON, Del., Dec. 1, 2011 -- Butamax™ Advanced Biofuels, the leading global biobutanol technology development company, announces agreement on commercialization principles with Highwater Ethanol, the first entrant to the Butamax Early Adopters Group.

Butamax's business model is to offer current ethanol producers proprietary biobutanol technology to permit improved biofuels growth and plant profitability. “We are developing relationships with a group of early adopters. These facilities are among the most efficient, well managed facilities in the United States. Their knowledge and expertise are a complement to the commercialization of Butamax™ technology,” said Peter Matrai, COO of Butamax.

The Early Adopters Group includes founding member Highwater Ethanol, a leading ethanol producer based in Lamberton, MN. The ICM-designed facility was constructed by Fagen with a nameplate capacity of 50 mgpy. “We are very pleased to take this important step with Highwater,” said Paul Beckwith, Butamax CEO. “Highwater's operational performance is among the best in the industry, making them an excellent biobutanol production partner.”

Brian Kletscher, Chief Executive Officer for Highwater, added “Butamax offers our shareholders both new technology, extensive engineering resources needed to retrofit our existing facility, and a commitment to the long-term success of the biofuels industry. We are very excited about the letter of intent with Butamax and look forward to working with them in the advancement of biobutanol as the next generation biofuel.”

Last November Butamax announced the addition of a technology laboratory in Paulinia, Brazil to accelerate process development efforts for producing biobutanol from sugarcane. In addition, the Butamax technology demonstration facility in Hull, England is producing biobutanol to support design of commercial facilities.

Biobutanol is a high performing drop-in biofuel that can be blended at higher concentrations than ethanol, without the need for infrastructure changes. At 16% volume, biobutanol delivers twice the renewable energy content of 10% ethanol blends. It is compatible with current automotive vehicles, retail stations and fuel distribution pipelines. The favorable blending properties of Biobutanol help reduce a refiner's cost of producing gasoline as well as providing an attractive route to RFS2 compliance.

About Butamax

Butamax™ Advanced Biofuels, LLC was formed to develop and commercialize biobutanol as a next generation renewable biofuel for the transport market. The company benefits from the synergy of DuPont's proven industrial biotechnology experience and BP's global fuels market knowledge. Butamax's proprietary technology offers a cost-advantaged manufacturing process for isobutanol with value from field to pump. For more information, visit www.butamax.com.

About Highwater Ethanol, LLC

Highwater Ethanol, LLC based in Lamberton, MN began ethanol production in 2009 with a nameplate capacity of 50 million gallons a year of denatured ethanol. In support of the local agricultural community, the facility provides nearly 141,000 tons of DDGS and utilizes 19 million bushels of corn a year. The company places a high value on contributing to the economic growth of the region and employs 40 people. For more information, visit www.highwaterethanol.com.
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12/1/11
Butamax™ is a trademark of Butamax™ Advanced Biofuels, LLC.